EXHIBIT 10.8

EXECUTIVE RETIREMENT AGREEMENT

                THIS EXECUTIVE RETIREMENT AGREEMENT (“Agreement”) is made by and between Welltower Inc., together with its affiliates, subsidiaries, divisions, joint ventures, predecessors, successors and assigns (the “Company”) and Jeffrey H. Miller on behalf of himself and his heirs, executors, administrators, successors, and assigns (collectively referred to herein as “Employee”) (the Company and Employee shall be collectively referred to herein as “Parties”).

RECITALS

WHEREAS, Employee was employed by the Company subject to an employment contract dated December 29, 2008 (the “Employment Agreement”);

WHEREAS, the current term of the Employment Agreement expires on January 31, 2019 (as defined in the Employment Agreement);

WHEREAS, Employee decided to voluntarily retire from Employee’s employment with the Company effective January 31, 2017 (the “Retirement Date”);

WHEREAS, in consideration for Employee’s execution and non-revocation of this Agreement, the Company shall pay to the Employee the payments described in that certain letter between Employee and the Company re: Employee’s retirement dated February 10, 2017 (the “Retirement Letter”) and set forth herein;

WHEREAS, Employee is bound by the confidentiality and restrictive covenant provisions contained in Sections 9 and 10 of the Employment Agreement; and

WHEREAS, Employee elects to receive separation pay and other benefits under this Agreement under the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises set forth herein, the Parties hereby agree as follows:

The above recitals are hereby incorporated into this Agreement.

1.             Last Day of Employment.  Employee’s last day of employment with the Company was the Retirement Date. In addition to resignation of employment with the Company, Employee also hereby retires from any position that he holds with the Company, any subsidiary or affiliate of the Company, and any position that he holds at the request, as a representative, or for the benefit of, the Company or any subsidiary or affiliate of the Company, all effective as of the Retirement Date.  The Company represents and warrants that it shall promptly take any and all actions that may be required to remove Employee from any position from which he has resigned pursuant to the preceding sentences, and shall promptly reimburse Employee for any costs associated for its failure to do so. The Company and Employee acknowledge that the terms of that certain Indemnification Agreement dated February 14, 2005 between Employee and the Company (at the time, Health Care REIT, Inc.) remain in effect and fully enforceable following Employee’s Retirement Date in accordance with its terms.

2.             Bonus Payment for Individual Performance.  In consideration for Employee signing the Retirement Letter and signing this Agreement, and complying with their respective terms, the Company agrees, subject to Employee’s execution of this Agreement and it becoming effective as set forth in Paragraph 24 below (the “Effective Date”), to pay to Employee the amount payable under the Company’s 2016 bonus plan based on Employee’s individual performance at target level.  Such amount will be paid on the later of (i) the Effective Date or (ii) the date on which other executives of the Company are paid annual bonuses for 2016.

3.              Payments Following Retirement.  In consideration for Employee signing this Agreement, and complying with its terms, the Company agrees, after the Effective Date, to pay to Employee within sixty (60) days following the Retirement Date, the amount of Two Million Six Hundred Seventeen Thousand Two Hundred Seventy-Two Dollars ($2,617,272), less lawful deductions (the “Separation Pay”), as the amount of the Separation Pay may be adjusted following finalization of Employee’s 2016 bonus, and to waive any right it may have to enforce the provisions of Section 5(a) of the Employment Agreement pursuant to which Employee would be obligated to repay any portion of the Separation Pay to the Company in the event Employee were to obtain a replacement position with a new employer prior to January 31, 2019.  The Separation Pay will be paid in a lump sum by check or wire transfer.  The Company will also provide Employee with the other payments and benefits, including the acceleration of incentive awards, as described in the Retirement Letter.

4.             No Consideration Absent Execution of this Agreement.  Employee understands and agrees that Employee is not otherwise owed and would not receive certain of the monies and/or benefits specified in Paragraphs 2 and 3 above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.

5.             General Release, Claims Not Released and Related Provisions

a.             General Release of All Claims.  In exchange for the commitments of the Company as set forth in this Agreement, which Employee acknowledges and agrees provide consideration to which Employee would not otherwise be entitled, Employees agrees to release and discharge unconditionally the Company and any of its past or present subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, benefit plans, and all of their respective past and present officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates and all of their respective successors and assigns (collectively, the “Company Released Parties”), from any and all claims, actions, causes of action, demands, obligations, grievances, suits, losses, debts and expenses (including attorney’s fees and costs), damages and claims in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, Employee ever had, now has, or may ever have against any Company Released Party  up to and including the day on which Employee signs this Agreement.  Without limiting the generality of the foregoing, the claims Employee is waiving include, but are not limited to, (a) any claims, demands, and causes of action alleging violations of public policy, or of any federal, state, or local law, statute, regulation, executive order, or ordinance, or of any duties or other obligations of any kind or description arising in law or equity under federal, state, or local law, regulation, ordinance, or public policy having any bearing whatsoever on the terms or conditions of Employee’s employment with or by the Company or the termination or resignation of Employee’s employment with the Company or any association or transaction with or by the Company; (b) all claims of discrimination or harassment on the basis of sex, race, national origin, religion, sexual orientation, disability, veteran status or any other legally protected category, and of retaliation; (c) all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. § 1981, as amended, and all other federal, state and local fair employment and anti-discrimination laws, all as amended, including without limitation the Ohio Civil Rights Act, O.R.C. § 4112.01 et seq., the Ohio Age Discrimination in Employment Act, O.R.C § 4112.14; (d) all claims under the Worker Adjustment and Retraining Notification Act and similar state and local statutes, all as amended, including without limitation the Ohio Uniformed Services Employment and Reemployment Act, Ohio Rev. Code §§ 5903.01, 5903.02; (e) all claims under the National Labor Relations Act, as amended; (f) all claims under the Family and Medical Leave Act and other federal, state and local leave laws, all as amended; (g) all claims under the Employee Retirement Income Security Act (except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); (h) all claims under the Sarbanes-Oxley Act of 2002, the False Claims Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities Exchange Act of 1934, the Commodity Exchange Act, the Consumer Financial Protection Act, the American Recovery and Reinvestment Act, the Foreign Corrupt Practices Act, and the EU Competition Law; (i) all claims of whistleblowing and retaliation under federal, state and local laws, including without limitation the Ohio Whistleblower Protection Act, O.R.C. § 4113.51 et. seq., Ohio Statutory Provisions regarding Retaliation/Discrimination for Pursuing a Workers Compensation Claim, O.R.C. § 4111.01 et. seq.; (j) all claims under the Ohio Minimum Fair Wages Act, O.R.C. §  4111.01 et seq.; (k) all claims under the Ohio Wage Payment Act, O.R.C. §  4113.15; (l) all claims under any principle of common law or sounding in tort or contract; (m) all claims concerning any right to reinstatement; (n) all claims under the Immigration Reform and Control Act; (o) all claims under the Fair Credit Reporting Act; (p) all claims under The Equal Pay Act; (q) all claims for attorneys’ fees, costs, damages or other relief (monetary, equitable or otherwise), whether under federal, state or local law, whether statutory, regulatory or common law, to the fullest extent permitted by law.  Further, each of the persons and entities released herein is intended to and shall be a third-party beneficiary of this Agreement.  This release of claims does not affect or waive any claim for workers’ compensation benefits, unemployment benefits or other legally non-waivable rights or claims; claims that arise after Employee signs this Agreement; Employee’s rights to indemnification or advancement of expenses under the bylaws of the Company or under any applicable directors and officers liability insurance policy with respect to Employee’s liability as an employee, director or officer of the Company; Employee’s right to exercise any and all Company stock options held by Employee that are exercisable as of the Retirement Date during the applicable period of exercise and in accordance with all other terms of those options and the stock options plans, agreements, and notices under which such options were granted; or Employee’s right to enforce the terms of this Agreement.  Additionally, nothing in this Agreement waives or limits Employee’s right to file a charge with, provide information to or cooperate in any investigation of or proceeding brought by a government agency (though Employee acknowledges Employee is not entitled to recover money or other relief with respect to the claims waived in this Agreement).

b.             Claims Not Released.   Employee is not waiving any rights he may have to: (a) his own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Retirement Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.

c.             Governmental Agencies.   Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.  However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

d.             Collective/Class Action Waiver.  If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Company Released Party identified in this Agreement is a party.

                e.             Release of Unknown Claims.  Employee intends that this release of claims cover all claims described in Paragraph 5(a) above whether or not known to Employee.  Employee further recognizes the risk that, subsequent to the execution of this Agreement, Employee may incur loss, damage or injury which Employee attributes to the claims encompassed by this release.  Employee also expressly waives and relinquishes, to the fullest extent permitted by law, any and all rights he may have under California Civil Code Section 1542, or the comparable provisions of the laws of any other jurisdiction, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

6.             Acknowledgments and Affirmations.

                Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against any Company Released Party.  Employee also represents and warrants that there has been no assignment or other transfer of any interest in any claim by Employee that is covered by the release set forth in Paragraph 5(a).

                Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement.  Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

                Employee also affirms that Employee has not divulged any proprietary or confidential information of the Company  and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Employee’s agreement(s) with the Company and/or common law. Employee hereby represents and warrants he has not breached any of his obligations under Section 9 of his Employment Agreement.

                Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

                Employee affirms that all of the Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

                Employee hereby represents and warrants he has not breached any of his obligations under Section 10 of his Employment Agreement.

7.             Non-Competition, Non-Solicitation and Non-Disclosure.

a.             As the Company’s Executive Vice President and Chief Operating Officer, as well as through other positions the Employee may have held with the Company and its affiliates, the Employee has obtained extensive and valuable knowledge and information concerning the Company’s business (including confidential information relating to the Company and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects), the Employee acknowledges and agrees that it would be impossible for the Employee to work as an employee, consultant or advisor in any business which competes with the Company in the business of (i) ownership or operation of Health Care Facilities (defined below); (ii) investment in or lending to health care related enterprises (including, without limitation, owners or developers of Health Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any planning or development services for Health Care Facilities (individually, and in the aggregate, the “Company Business”), without inevitably disclosing confidential and proprietary information belonging to the Company.  Accordingly, the Employee will not, for a period beginning on the Effective Date of this Agreement and ending December 31, 2017 (the “Restricted Period”), engage in any business activities on behalf of any enterprise anywhere in the world which competes with the Company in the Company Business other than an Excluded Enterprise (defined below). “Health Care Facilities” means any senior housing facilities or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, medical office buildings, hospitals of any kind, or any similar types of facilities or projects.  An “Excluded Enterprise” means Miller Diversified, Inc., Kingston Healthcare Company and any of their subsidiaries.  The Employee will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded company engaged in a competitive business shall not be deemed to be engaging in competitive business activities.  During the Restricted Period, Employee may direct any questions regarding this Paragraph 7 to the Company’s General Counsel.

To assist the Company in its reasonable enforcement of this provision, during the Restricted Period, Employee will provide the Company with written notice at least five (5) business days prior to accepting any employment or engagement as a consultant or contractor with a third party.  Such notice will include, at a minimum, the name and a description of the business of the prospective employer or engaging entity, as well as the proposed title and responsibilities of Employee.

b.             Employee shall not, during the Restricted Period, to the fullest extent allowed by applicable law, directly or indirectly, hire, solicit, induce, recruit or encourage any of the Company’s employees or consultants to leave their employment or consulting relationship with the Company for other employment or consulting, including employment or consulting that is competitive with the Company.

c.             Employee understands and agrees that during the course of his employment with the Company, Employee had access, in a position of trust and as a fiduciary, to proprietary and/or confidential information of the Company.  Employee agrees that Employee will not, at any time, disclose, divulge, transfer or provide access to, or use for the benefit of, any third party outside the Company (or any Company Released Party), any Proprietary Information of the Company without prior authorization of the Company.  “Proprietary Information” shall mean any and all information or material of the Company and/or any Company Released Party which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including, without limitation: (i) information or material relating to the Company and/or any Company Released Party and its business as conducted or anticipated to be conducted; target clients, investment criteria, business or strategic plans; operations; past, current or anticipated investments, acquisitions, developments, services, products or software; customers or prospective customers; underwriting,  capital or analytical models or protocols; relations with business partners or prospective business partners; or research, development, property management, investment, purchasing, accounting, or marketing activities; (ii) information or material relating to the Company’s and/or any of Company Released Party’s properties, facilities, improvements, investments, discoveries, “know-how,” energy programs, technological developments, or unpublished writings or other works of authorship, or to the materials, contacts, techniques, processes, plans or methods used in the origination, development, management or marketing of the Company’s and/or any Company Released Party’s facilities, properties, investments, services, products or software; (iii) information on or material relating to the Company and/or any Company Released Party which when received is marked as “proprietary,” “private,” or “confidential” or which a reasonable person would recognize as proprietary, private or confidential; (iv) trade secrets of the Company and/or any Company Released Party; (v) information regarding the Company’s transactions, transaction structures, relationships, customers and clients; (vi) software of the Company and/or any Company Released Party in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company and/or any Company Released Party; and (vii) any similar information of the type described above which the Company and/or any Company Released Party obtained from another party and which the Company and/or the Company Released Party treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company and/or the Company Released Party.  Notwithstanding the foregoing, “Proprietary Information” does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Employee outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

d.             Employee acknowledges and agrees that the provisions of this paragraph of the Agreement are reasonable and appropriate in all respects, and in the event of any violation by Employee of any such provisions, the Company would suffer irreparable harm and its remedies at law would be inadequate.  Accordingly, in the event of any violation or attempted violation of any such provisions by Employee, the Company shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief.  Employee agrees to indemnify and hold the Company harmless from and against any and all loss, cost, damage, or expense, including without limitation, attorneys’ fees that arise out of any breach by Employee of this Agreement.  All rights and remedies of the Company under this Agreement are cumulative and in addition to all other rights and remedies which may be available to the Company from time to time, under any other agreement, at law, or in equity.

e.             The Parties agree that if the scope and enforceability of any covenant contained within this Paragraph 7 is in anyway disputed, a court of competent jurisdiction (as described in Paragraph 15, below) may modify and enforce the covenant to the extent that the court determines that the covenant is reasonable under the circumstances existing at that time.

8.             Non-Disparagement.   Employee agrees that he will not make or direct anyone else to make on Employee’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Company, its strategies, clients, operators and tenants, its operations or its products, services, affiliates, officers, directors, employees, or agents (collectively the “Group” and individually a “Group Member”), or issue any communication that reflects adversely on or encourages any adverse action against the Group or any Group Member.  Employee will not make any direct or indirect written or oral statements to the press, television, radio or other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Group or any Group Member.  The Company agrees not to make, and shall direct its officers and senior executives not to make on its behalf, any disparaging or untruthful remarks or statements about Employee’s employment with the Company following the Retirement Date.  The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process or to law enforcement or other governmental authorities.

                To the extent inquiries regarding the Employee’s employment with the Company are directed to Christy Contardi Stone, the Company’s Senior Vice President – Human Capital & Strategic Initiatives, prospective employers will be provided the dates of the Employee’s employment, his last salary, his position with the Company and a form of recommendation in a form agreed to by the Parties.

9.             Cooperation after Retirement.  Employee agrees to give prompt written notice to the Company of any claim or injury relating to the Company, and to fully cooperate in good faith and to the best of Employee’s ability with the Company in connection with all pending, potential or future claims, investigations or actions that directly or indirectly relate to any transaction, event or activity about which the Employee may have knowledge because of Employee’s employment with the Company, as long as such cooperation is scheduled by the Company, to the extent possible, to require only occasional efforts and to not conflict with any future employment. Such cooperation shall include all assistance that the Company, its counsel, or its representatives may reasonably request, including reviewing and interpreting documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness, as long as the Company provides legal representation.  The Company agrees to make every reasonable effort to provide Employee with reasonable notice in the event his participation is required and to reimburse Employee for reasonable out-of-pocket costs incurred by Employee as the direct result of his participation, provided that such out-of-pocket costs are supported by appropriate documentation and have prior authorization of the Company.

10.           Return of Property.   Employee affirms that Employee has returned all of the Company’s property, documents, and/or any confidential information in Employee’s possession or control.  Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at the Company’s premises and that the Company  is not in possession of any of Employee’s property.  Notwithstanding the foregoing, Employee may retain his list of personal contacts.

11.           Code Section 409A.  To the extent applicable, it is intended that this Agreement comply with or, as applicable, constitute a short-term deferral or otherwise be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”).  This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  Employee and the Company agree that this termination of employment shall be considered a “separation from service” from the Company within the meaning of Section 409A.  If Employee is deemed on the date of separation from service to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-l(i)), then with regard to any payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment shall not be made prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of separation from service and (b) the date of Employee’s death.  In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.   Any reimbursement or advancement payable to Employee pursuant to this

Agreement shall be conditioned on the submission by Employee of all expense reports reasonably required under any applicable expense policy.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar years shall not affect the amount of expenses eligible for reimbursement, on in-kind benefit provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

12.           Consequences of Breach.   Employee acknowledges and agrees that in the event he should breach or violate any provision of this Agreement, including but not limited to the obligations of confidentiality, non-disparagement, non-solicitation and non-competition, Employee shall be subject to legal action for such breach or violation and may be held liable to the Company and/or one or more of the Company Released Parties for contractual and/or other legal or equitable remedies.  Without limiting the remedies available to the Company and/or one or more of the Company Released Parties as set forth in the preceding sentence, Employee shall be obligated to return all consideration provided under Paragraphs 2 and 3 of this Agreement.

13.           Successors and Assigns.   This Agreement will inure to the benefit of successors and assigns of the Company.  Notwithstanding anything contained in this Agreement to the contrary, the Company may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.  Such assignment includes the assignment of rights and contractual duties. Employee does not have any right to assign Employee’s rights or delegate Employee’s obligations under this Agreement to anyone.

14.           Arbitration.           Subject to Paragraph 7 hereof, all claims, disputes, questions, or controversies arising out of or relating to this Agreement and Employee’s employment hereunder, including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement and any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, will be resolved exclusively in final and binding arbitration held under the auspices of the American Arbitration Association (“AAA”)  in accordance with AAA’s then current Employment Arbitration Rules, or successor rules then in effect.  The arbitration will be held in Toledo, Ohio and will be conducted and administered by AAA or, in the event AAA does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Employee and the Company will select a mutually acceptable, neutral arbitrator from among the AAA panel of arbitrators. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Ohio, or federal law, if Ohio law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. Employee and the Company will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim[s] in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. The Company will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any), provided, however, that the arbitrator may award attorney’s fees and costs to the prevailing party, except as prohibited by law.  The existence and subject matter of all arbitration proceedings, including, any settlements or awards there under, shall remain confidential.  In entering into this Agreement, both parties are waiving the right to a trial by judge or jury.

15.           Governing Law and Interpretation.   This Agreement shall be governed and conformed in accordance with the laws of Ohio without regard to its conflict of laws provisions.  In the event of a breach of any provision of this Agreement, either Party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach.  Employee agrees that, in connection with any action, suit or other proceeding in connection with, arising out of or relating to this Agreement all disputes shall be exclusively resolved by courts of competent jurisdiction sitting in Lucas County, Ohio, or the United States District Court for the Northern District of Ohio, as may be appropriate.   Employee hereby: (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Employee; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

16.           Severability.   Should any provision of this Agreement (other than the provisions of Paragraph 7, which shall be governed by the reformation provisions of Paragraph 7(e) be declared illegal or unenforceable by any court of competent jurisdiction and should such provision be unable to be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

17.           Nonadmission of Wrongdoing.  The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by any Company Released Party of wrongdoing or evidence of any liability or unlawful conduct of any kind.

18.           Amendment.  This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

19.           Miscellaneous.

                a.             This Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument.  A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature.

                b.             The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

                c.             If Employee or the Company fails to enforce this Agreement or to insist on performance of any term, that failure does not mean a waiver of that term or of the Agreement.  The Agreement remains in full force and effect.

20.           Entire Agreement.  This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, with the exception of the Employment Agreement, which is incorporated herein by reference, to the extent it does not conflict with the language in this Agreement. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

21.           Legal Fees.  The Company shall reimburse Employee up to $20,000, in the aggregate, for Executive’s reasonable attorney’s fees and expenses incurred in connection with negotiating and documenting this Agreement.  The Company will provide such reimbursements no later than ninety days (90) days following the Company’s receipt of supporting documentation of incurrence of these expenses, but in any event no later than the end of the calendar year following the calendar year in which those expenses were incurred and otherwise in compliance with Section 409A of the Code.

22.           Joint Participation and Negotiation of Agreement.   Each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and negotiate this Agreement.  Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.  This Agreement shall be construed in light of the fact that the Parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

23.           Taxes and Other Withholdings.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Employee has been paid amounts to which he is entitled.  Employee acknowledges that (i) the Company has made no representation to Employee as to the tax treatment of any compensation or benefits to be paid to Employee under this Agreement and (ii) the Company has no obligation to “gross-up” any amount payable to Employee under this Agreement for taxes payable by Employee thereon.

24.           Review and Revocation of Agreement.  Employee acknowledges and agrees:  (i) that he has been advised to consult an attorney regarding this Agreement and the releases set forth herein before executing this Agreement; (ii) that he was given 21 days to review and consider signing this Agreement, although he may, at his discretion, knowingly and voluntarily, sign and return the Agreement at any earlier time, but Employee may not sign and return the Agreement until on or after the Retirement Date; (iii) that modification of this Agreement does not restart this 21 day consideration period; (iv) that he is waiving rights or claims which may be waived by law in exchange for consideration which is not otherwise due to Employee, including claims and rights under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and as otherwise described in this Agreement; (v) that rights or claims that may arise after the date this Agreement is executed, including those arising under the ADEA, are not waived by this Agreement; (vi) that at any time within 7 days after signing this Agreement, he may revoke the Agreement; and (vii) that this Agreement is not enforceable until the revocation period has passed without a revocation.

To revoke this Agreement, Employee must send a written statement of revocation delivered by certified mail to Welltower Inc., Attn:  Chief Executive Officer, 4500 Dorr Street, Toledo, OH  43615.  This revocation must be received no later than the seventh (7th) day following Employee’s execution of this Agreement.

EMPLOYEE, FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EACH AND EVERY COMPANY RELEASED PARTY AS OF THE DATE OF EXECUTION OF THIS AGREEMENT.

25.           Counterparts.  This Agreement may be executed in counterparts and delivered by means of facsimile or portable document format (PDF), each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

[Signature Page Follows]

                The Parties knowingly and voluntarily sign this Executive Retirement Agreement as of the date(s) set forth below:

                                                                                                                Welltower Inc.

By:    /s/ Jeffrey H. Miller                                                                    By:    /s/ Matthew McQueen

              Jeffrey H. Miller                                                                      Name:  Matthew McQueen

                                                                Title:  Senior Vice President, General Counsel

                                                                and Corporate Secretary

Date: February 16, 2017                                                                       Date: February 16, 2017